Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form 20-F of our reports dated September 21, 2009 with respect to the consolidated financial statements of Konsta Real Estate Properties Ltd. and Subsidiaries, for the six month period ended June 30, 2009 and 2008 and for the years ended December 31, 2008 and 2007, which appear in the index to this Registration Statement on Form 20-F. We also consent to the reference to us under the heading “Adviser(s)” in such Registration Statement.

/s/ Intercom-Audit

Moscow, Russia
March 30, 2010